Exhibit 99.2

JOINT FILERS’ SIGNATURES

FINANCIAL INVESTMENTS CORPORATION

By:	/s/ David M. Gervase	Date: January 26, 2018
Name: David M. Gervase
Title: Chief Financial Officer

CONCENTRIC EQUITY PARTNERS II, L.P. - LIBERTY SERIES

By: CEP-FIC GP, L.P., its General Partner

By: Financial Investments Corporation, its General Partner

By:	/s/ David M. Gervase	Date: January 26, 2018
Name: David M. Gervase
Title: Chief Financial Officer